EXHIBIT 95

MINE SAFETY DISCLOSURES

During the reporting period covered by this quarterly report, our subsidiary MOR-PPM, Inc. (“PPM”) received one significant and substantial citation from the Mine Safety and Health Administration (“MSHA”) for work performed at Unimin Corporation’s Tunnel City Mine in Tomah, WI. The total proposed civil penalty assessed by MSHA related to PPM’s work at the Tunnel City Mine for this reporting period was $946.00. The citation was subsequently terminated by MSHA. PPM has no other disclosures to report for the Tunnel City Mine for the period covered by this quarterly report.
During the reporting period covered by this quarterly report, our subsidiary Southern Industrial Constructors, Inc. (“SIC”) received a single proposed civil penalty assessment of $100.00 from MSHA related to work performed at 3M Corporation’s Pittsboro Plant in Moncure, NC. The citation was subsequently terminated by MSHA. SIC has no other disclosures to report for the Pittsboro Plant for the period covered by this quarterly report.